    As filed with the Securities and Exchange Commission on November 3, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ------------------

                       SPECIALTY CHEMICAL RESOURCES, INC.
             (Exact name of Registrant as Specified In Its Charter)


        DELAWARE                                               34-1366838
(State of Incorporation)                                    (I.R.S. Employer
                                                         Identification Number)

                              9055 S. FREEWAY DRIVE
                              MACEDONIA, OHIO 44056
                                 (330) 468-1380
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                                  COREY B. ROTH
                      PRESIDENT AND CHIEF OPERATING OFFICER
                              9055 S. FREEWAY DRIVE
                              MACEDONIA, OHIO 44056
                                 (330) 468-1380
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               ------------------

                                    Copy to:

                               IRA C. KAPLAN, ESQ.
                   BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                                  2300 BP TOWER
                                200 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-2378
                                 (216) 363-4567

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                               ------------------


     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------


                                            CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
     Title of Each                                  Proposed Maximum        Proposed Maximum
  Class of Securities         Amount To Be           Aggregate Price            Aggregate               Amount Of
   To Be Registered            Registered               Per Unit             Offering Price          Registration Fee
------------------------------------------------------------------------------------------------------------------------
Rights                           18,000                    --                      --                    -- (1)
------------------------------------------------------------------------------------------------------------------------
Notes (2)                      $1,800,000                 100%                 $1,800,000                  $501
------------------------------------------------------------------------------------------------------------------------
Common Stock (3)                3,600,000                  --                      --                    -- (1)
------------------------------------------------------------------------------------------------------------------------

(1)      Pursuant to Rule 457(g), no separate registration fee is required with respect to the Rights and pursuant to
         Rule 457(i), no separate registration fee is required with respect to the Common Stock which is issuable upon conversion of the New Notes.

(2)      An aggregate principal amount of $1,800,000 of Registrant's 6% Convertible Subordinated Notes Due 2008 (the
         "New Notes") is issuable upon exercise of the Rights.

(3)      Shares of Registrant's Common Stock, $.10 par value per share, issuable upon conversion of the New Notes.
         Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any future adjustments in accordance with the terms of the New Notes, as described in the Prospectus.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS, DATED NOVEMBER 3, 1998

PROSPECTUS
----------

                       SPECIALTY CHEMICAL RESOURCES, INC.

                   6% Convertible Subordinated Notes Due 2008

         We are offering subscription rights to purchase an aggregate principal amount of $1,800,000 of our 6% Convertible Subordinated Notes Due 2008 (the "New Notes") to our stockholders and holders of our 6% Convertible Subordinated Notes Due 2006 (the "Original Notes"). You will receive one subscription right for each ___ shares of our common stock that you hold as of the close of business on ________ ___, 1998 (the "Record Date") and one subscription right for each ___ shares of our common stock that your Original Notes would be convertible into on the Record Date. Each subscription right entitles you to purchase $100 principal amount of New Notes for $100.

                             TERMS OF THE NEW NOTES

-        Unsecured, subordinated obligations



-        Convertible into shares of our common stock after:

         -        December 31, 2001; or

         -        A Change of Control or Election Contest (defined on pages 29 and 30)


- Interest at 6% per year compounded semi-annually in arrears and payable at maturity

-        Redeemable by the Company at a premium after:

         -        December 31, 2001; or

         -        A Change of Control

         Our common stock is listed on the American Stock Exchange, Inc. under the symbol "CHM."

         INVESTING IN THESE NEW NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          Per New Note    Total
Price to Public                           $1,800,000    $1,800,000
Underwriting Discounts and Commissions            $0            $0
Proceeds to the Company                   $1,800,000    $1,800,000


                      Prospectus dated November ____, 1998

                           FORWARD-LOOKING STATEMENTS

        Certain statements contained in this Prospectus under the headings "Risk Factors" and "The Company," in addition to certain statements contained elsewhere in this Prospectus or incorporated herein by reference, that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements include, without limitation, statements regarding the availability of net operating loss carryovers, the outcomes of certain environmental and legal proceedings and the adequacy of Year 2000 compliance measures. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the results expressed or implied by any forward-looking statements ("Cautionary Statements") include the general economic conditions, the uncertainty of availability of net operating loss carryovers, the outcomes of certain environmental and legal proceedings, the adequacy of Year 2000 compliance measures and other factors disclosed under "Risk Factors." All subsequent written and oral forward-looking statements relating to the matters described in this Prospectus and attributable to the Company or to persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements.

--------------------------------------------------------------------------------


                               PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that you should consider before investing in the New Notes. Certain information contained in this summary and elsewhere in this Prospectus are forward-looking statements. You should read the entire Prospectus carefully, including the "Risk Factors" section.

                                   THE COMPANY

        The Company is a leading custom formulator and packager of specialty chemical products, primarily for the automotive service, industrial maintenance and janitorial/sanitation markets. We specialize in developing, formulating and packaging new products for customers that do not have the expertise or volume to maintain captive research and development departments or manufacturing operations. The Company produces and sells over 850 "proprietary" chemical formulations, substantially all of which are packaged in aerosol containers. The Company's products include cleaners, sealants, gasket components, lubricants, waxes, adhesives, paints, coatings, degreasers, polishes, antistatics and tire inflators. See "The Company."

        The Company is a Delaware corporation with its principal executive offices located at 9055 S. Freeway Drive, Macedonia, Ohio 44056; its telephone number is (330) 468-1380.

                               TERMS OF THE RIGHTS

Rights..................................         You will receive one subscription right (a
                                                 "Right") for each ___ shares of our common
                                                 stock that you hold of record as of the close
                                                 of business on ___________, 1998 (the
                                                 "Record Date") and one Right for each ___
                                                 shares of our common stock that your 6%
                                                 Convertible Subordinated Notes Due 2006
                                                 (the "Original Notes") (including accrued and
                                                 compounded interest) would be convertible
                                                 into as of the Record Date.  The number of
                                                 Rights distributed by the Company to each
                                                 holder of common stock and Original Notes
                                                 will be rounded up to the nearest whole
                                                 number.  The distribution of the Rights and
                                                 sale of New Notes upon the exercise of the
                                                 Rights or pursuant to the Oversubscription
                                                 Privilege are referred to as the "Rights
                                                 Offering."  See "The Rights Offering - The
                                                 Rights."

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


--------------------------------------------------------------------------------

Record Date.............................         _____________, 1998

Expiration Date.........................         _____________, 1998, 5:00 p.m., Cleveland, Ohio
                                                 local time (the "Expiration Date").

Nontransferability of Rights............         The Rights will be nontransferable.

Basic Subscription Privilege............         You will be entitled to purchase $100 principal
                                                 amount of New Notes for each of your Rights (the
                                                 "Basic Subscription Privilege").

Oversubscription Privilege..............         If you purchase all the New Notes that you are entitled
                                                 to pursuant to the Basic Subscription Privilege, you may
                                                 also subscribe at the Subscription Price for any
                                                 principal amount of additional New Notes (the
                                                 "Oversubscription Privilege"). See "The Rights Offering
                                                 -- Subscription Privileges -- Oversubscription
                                                 Privilege."

Subscription Price......................         $100 per $100 principal amount of New Notes purchased
                                                 pursuant to the Basic Subscription Privilege or the
                                                 Oversubscription Privilege. See "The Rights Offering --
                                                 Determination of Subscription Price."

Procedure for Exercising Rights.........         To exercise your Rights and subscribe for additional
                                                 New Notes pursuant to the Oversubscription Privilege,
                                                 you should complete the subscription certificate and
                                                 forward it, along with payment of the Subscription Price
                                                 for the principal amount of New Notes you would like to
                                                 purchase, to the Subscription Agent for receipt on or
                                                 prior to the Expiration Date. If you plan to mail the
                                                 Subscription Certificate, we recommend that you use
                                                 insured, registered mail. See "The Rights Offering --
                                                 Exercise of Rights."

No Revocation...........................         YOU MAY NOT REVOKE YOUR SUBSCRIPTION AFTER THE
                                                 SUBSCRIPTION AGENT RECEIVES YOUR SUBSCRIPTION
                                                 CERTIFICATE. SEE "THE RIGHTS OFFERING -- NO REVOCATION."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Amendments and Termination..............         We reserve the right to amend the terms and conditions
                                                 of the Rights Offering.

                                                 We may terminate the Rights Offering at any time prior
                                                 to delivery of the New Notes. See "The Rights Offering
                                                 -- Amendments and Termination."

Persons Holding Shares or Original
Notes, or Wishing to Exercise Rights
Through Others..........................         If you hold shares of common stock or Original Notes
                                                 through a broker, dealer, commercial bank, trust company
                                                 or other nominee and would prefer to have those
                                                 institutions act on your behalf with respect to the
                                                 Rights, you should contact the appropriate institution
                                                 or nominee and inform them of your wishes. See "The
                                                 Rights Offering -- Exercise of Rights."

Subscription Agent......................         National City Bank.  See "The Rights Offering --
                                                 Subscription Agent."

                                      TERMS OF THE NEW NOTES

New Notes...............................         $1,800,000 principal amount of 6% Convertible
                                                 Subordinated Notes Due 2008.

Trustee; Indenture......................         The New Notes will be issued pursuant to an
                                                 indenture (the "Indenture") between the Company and Bank
                                                 One, N.A. as trustee (the "Trustee").

Maturity Date...........................         December __, 2008.

Interest................................         The New Notes will accrue interest at the rate of 6% per
                                                 year compounded semi-annually in arrears. The interest
                                                 will begin accruing on the first business day after the
                                                 Expiration Date. Interest on the New Notes will be paid
                                                 along with the principal amount of the New Notes on the
                                                 first business day following the Maturity Date, upon
                                                 redemption of the New Notes by the Company or upon your
                                                 conversion of the New Notes into common stock. At the
                                                 Company's option, accrued


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                 interest on the New Notes will be payable in cash or
                                                 shares of common stock at maturity or upon conversion
                                                 of the New Notes into common stock.

Conversion..............................         You will initially be able to convert each $100
                                                 principal amount of the New Notes (and, at the Company's
                                                 option, accrued and compounded interest) into 200 shares
                                                 of common stock (i.e., $0.50 per share) (the "Conversion
                                                 Rate") after December 31, 2001 and earlier if certain
                                                 events occur. The Conversion Rate was determined by the
                                                 Company based primarily on (i) the average of the
                                                 closing sale price of the common stock on the AMEX
                                                 during the 30 active trading days between August 28, 1998
                                                 and October 26, 1998, which was approximately $0.45 per
                                                 share, and (ii) the closing sale prices of the common
                                                 stock on the AMEX during the week ending October 30,
                                                 1998, which prices ranged from $0.50 to $0.625 per
                                                 share. See "Description of the New Notes -- Conversion."

Redemption..............................         We may redeem the New Notes after December ___, 2001
                                                 and earlier if certain events occur. If we redeem the
                                                 New Notes before December ___, 2006, we will pay you a
                                                 premium, plus accrued and unpaid interest. On December
                                                 ___, 2006 and at any time thereafter, we may redeem the
                                                 New Notes at face value, plus accrued and unpaid
                                                 interest. In addition, we may redeem the New Notes at a
                                                 premium, plus accrued and unpaid interest, if a Change
                                                 of Control occurs. See "Description of the New Notes --
                                                 Redemption."

Subordination...........................         The New Notes will be unsecured and subordinated to
                                                 all of our existing and future Senior Debt (as defined
                                                 on page 31). As of October 30, 1998, approximately
                                                 $10,433,610 aggregate amount of Senior Debt was
                                                 outstanding. The Indenture prohibits us from incurring
                                                 additional indebtedness that would rank senior to the
                                                 New Notes except for certain specified indebtedness,
                                                 including indebtedness under our existing senior credit
                                                 facility and renewals, refinancings, or extensions of
                                                 such credit facility. See "Description of the New Notes
                                                 -- Subordination."

                                                 The New Notes are equal in right to payment with the
                                                 Original Notes, which were issued in October, 1996 in
                                                 connection with our rights offering to our stockholders.
                                                 As of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                 October 22, 1998, $3,985,000 principal amount of the
                                                 Original Notes was outstanding, along with $492,546
                                                 aggregate accrued interest.

                                         OTHER INFORMATION

Use of Proceeds.........................         We will raise approximately $1,600,000 from the
                                                 Rights Offering, after all expenses. We will use these
                                                 monies to repay our indebtedness to certain of our
                                                 stockholders. Any remaining monies will be used for
                                                 general working capital purposes. See "Use of Proceeds."

Agreement Among the Company and Certain
Stockholders............................         In connection with loans made by Edwin M.
                                                 Roth, CEW Partners and Martin Trust to the Company in
                                                 the aggregate principal amount of $1,500,000, these
                                                 stockholders and the Company agreed at the time these
                                                 loans were made that the debt would be refinanced with
                                                 the net proceeds of a pro rata rights offering of
                                                 Company debt to its stockholders and its holders of
                                                 Original Notes. See "Use of Proceeds."


Certain Agreements Among Our
Stockholders............................         Edwin M. Roth and Corey B. Roth and CEW Partners and
                                                 Martin Trust (the "Stockholders Group") have entered
                                                 into an agreement regarding the allocation of New Notes
                                                 among themselves and an agreement regarding the voting
                                                 of their shares of common stock and the transfer of
                                                 their New Notes. See "The Allocation Agreement and
                                                 Voting Agreement." As of October 22, 1998, these
                                                 stockholders owned beneficially an aggregate of
                                                 approximately 34% of the outstanding common stock. As of
                                                 the same date, these stockholders owned an aggregate of
                                                 approximately 58% of the outstanding common stock on a
                                                 fully diluted basis, which includes the shares of common
                                                 stock that their Original Notes, including accrued
                                                 interest,


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                 would be convertible into. See "Risk Factors --
                                                 Control of the Company by Certain Stockholders."


Risk Factors............................         For a discussion of the high degree of risk involved
                                                 in investing in the New Notes, see "Risk Factors."















--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA

         The following selected financial information is not complete and should be read together with the detailed information and financial statements, including the notes thereto, incorporated herein by reference. The information at June 30, 1998 and for the six months ended June 30, 1998 is derived from unaudited financial data, but, in the opinion of management, reflects all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations at such date and for the period then ended. The financial position and results of operations at June 30, 1998 and for the six months ended June 30, 1998 may not be indicative of such financial data for the entire fiscal year.


                                                                                   Fiscal Year Ended December 31,
                                                 Six Months Ended                  ------------------------------
                                                    June 30,
                                                      1998            1997         1996         1995         1994         1993
                                               -----------------------------------------------------------------------------------
                                                                         (in thousands, except per share data)

STATEMENT OF OPERATIONS DATA:
Net sales                                                 $19,386      $40,283      $38,914      $43,419      $44,931      $47,362
Cost of goods sold                                         15,640       33,628       32,783       39,123       38,066       36,988
                                               -----------------------------------------------------------------------------------
Gross profit                                                3,746        6,655        6,131        4,296        6,865       10,374
Selling, general and administrative expenses                3,298        6,903        6,067        7,648        6,995        6,327
Amortization of intangibles                                   213          997          907          869          874          862
Loss on impairment                                              -       18,501            -            -            -            -
Restructuring charges                                           -            -            -            -          954            -
                                               -----------------------------------------------------------------------------------
Operating profit (loss)                                       234     (19,746)        (843)      (4,221)      (1,958)        3,185

Other income (expense)
  Interest expense                                          (801)      (1,405)      (1,059)        (779)        (560)        (531)
  Other                                                         -           66           11           10           39           29
                                               -----------------------------------------------------------------------------------
                                                            (801)      (1,339)      (1,048)        (769)        (521)        (502)
                                               -----------------------------------------------------------------------------------

Earnings (Loss) before income taxes
  and extraordinary item                                    (567)     (21,085)      (1,891)      (4,990)      (2,479)        2,683
Income tax benefits (expense)                                   -            -          128        2,981          840        (944)
                                               -----------------------------------------------------------------------------------
Earnings (Loss) before extraordinary item                   (567)     (21,085)      (1,763)      (2,009)      (1,639)        1,739
Extraordinary Item:
  Gain (loss) due to fire (net of income taxes)                 -            -            -            -        2,265        (884)
                                               -----------------------------------------------------------------------------------

Net earnings (loss)                                        $(567)    $(21,085)     $(1,763)     $(2,009)         $626         $855
                                               ===================================================================================
Ratio of earnings to fixed charges                          0.37x            -            -            -            -         4.76x

Earnings (deficiency of earnings) over
  fixed charges                                            $(567)    $(21,085)(1)  $(1,891)     $(4,990)      $(2,479)      $2,683

SHARE DATA:
  Basic earnings (Loss) per common share:
    Before extraordinary item                             $(0.15)      $(5.43)      $(0.45)      $(0.51)      $(0.42)        $0.44

    Extraordinary Item                                          -            -            -            -         0.58       (0.22)
                                               -----------------------------------------------------------------------------------

    Net earnings (loss)                                   $(0.15)      $(5.43)      $(0.45)      $(0.51)        $0.16        $0.22
                                               ===================================================================================

Dividends paid                                                  -            -            -            -            -            -
Weighted average common shares outstanding                  3,882        3,882        3,946        3,939        3,935        3,946

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital                                           $ 8,283      $ 6,415      $ 7,550      $ 7,142      $ 6,420      $10,883
Total assets                                              $28,671      $29,518      $43,923      $47,272      $44,558      $49,914
Long-term debt                                            $17,543      $15,446      $12,246      $10,399      $ 4,512      $ 9,948
Redeemable preferred stock                                      -            -            -      $   350            -            -
Stockholders' equity                                      $ 4,929      $ 5,497      $26,562      $28,444      $30,439      $29,814

--------------------------------------------------------------------------------
(1) 1997 includes $18,501 loss on impairment of goodwill

                                  RISK FACTORS

         You should carefully consider the following risk factors as well as the other information included in this Prospectus before you purchase any New Notes.

DILUTION AND LOSS OF INVESTMENT OPPORTUNITY

         Securityholders who exercise their Rights will preserve, and through the Oversubscription Privilege may increase, their proportionate interest in their equity ownership and voting power of the Company. Because the New Notes are convertible into common stock, securityholders of the Company who do not exercise all of their Rights will experience a substantial reduction in equity ownership and percentage voting interests in the Company.

         The Company believes that it has taken steps to improve operations and that as a result of such steps it hopes to improve its financial performance. Since these improvements may benefit the Company, securityholders who do not exercise their Rights will lose any value inherent in the Rights, including the possibility that the common stock into which the New Notes are convertible will increase in value.

ABSENCE OF PROFITABLE OPERATIONS IN RECENT PERIODS

         The Company had net losses in 1997 of $21,085,000 or $5.43 per share on weighted average shares outstanding of 3,882,000. This compared to net losses in 1996 of $1,763,000, or $0.45 per share on weighted average shares outstanding of 3,946,000 and net losses in 1995 of $2,009,000, or $0.51 per share on weighted average shares outstanding of 3,939,000.

         In the first six months of 1998, we had net losses of $567,195 or $0.15 per share on weighted average shares outstanding of 3,882,261, net losses of $205,018 or $0.05 per share for the first six months of 1997 and net losses of $688,798 or $0.17 per share for the first six months of 1996. We may continue to have net losses in the future and we may never be or remain profitable.

CONTROL OF THE COMPANY BY CERTAIN STOCKHOLDERS

         The members of the Stockholders Group have told the Company that they intend (but are not obligated) to purchase the maximum principal amount of New Notes pursuant to their Basic Subscription Privileges and Oversubscription Privileges. As of October 22, 1998, the Stockholders Group beneficially owned an aggregate of approximately 34% of the outstanding common stock. As of the same date, these stockholders owned an aggregate of approximately 58% of the outstanding common stock on a fully diluted basis, which includes the shares of common stock that their Original Notes, including accrued interest, would be convertible into. Depending on the unsubscribed principal amount of New Notes available pursuant to the Oversubscription Privilege, one or more members of the Stockholders Group could substantially increase his or its controlling equity position in the Company and would thereby increase his or its ability to control corporate policy. If no other stockholders exercise their rights and the members of the Stockholders Group purchase all the principal amount of New Notes, as of October 22, 1998, the Stockholders Group would have owned an aggregate of approximately 72% of the outstanding common stock on a fully diluted basis. See "The Allocation Agreement and Voting Agreement."

         The members of the Stockholder Group may, if they become holders of at least 25% of the principal amount of the New Notes, under certain circumstances, declare the principal of, and accrued interest on, the New Notes immediately due and payable and exercise other powers under the Indenture. The market price for shares of common stock may be adversely affected by this concentration of ownership. See "Description of the New Notes -- Default and Remedies."

         In addition, Edwin M. Roth, the Chairman of the Board and Chief Executive Officer of the Company, and Corey B. Roth, President, Chief Operating Officer and a director of the Company (together, the "Roths") and CEW Partners and Martin Trust have entered into a voting agreement (the "Voting Agreement") whereby CEW Partners and Martin Trust have agreed:

         - to vote their shares of common stock in accordance with the recommendation of the Roths or, absent such recommendation, in accordance with the recommendation of the Company's Board of Directors (the "Board");

         - to vote their shares in favor of the nominees for the Board recommended by the Roths or, absent such recommendation, for the Company's nominees to the Board; and

         - not to participate in certain activities which could be related to a change of control of the Company.

         As part of the Voting Agreement, the Roths have agreed to vote their shares of common stock to elect Geoffrey J. Colvin and Terence J. Conklin, as designees of CEW Partners and Martin Trust, to the Board, each of whom have been serving as directors of the Company since 1996 pursuant to the agreement dated August 30, 1996 and described below. The Voting Agreement gives a right of first refusal to CEW Partners and Martin Trust, on the one hand, and the Roths, on the other hand, with respect to the sale of their shares or New Notes. The Voting Agreement also contains other restrictions on the ability of CEW Partners and Martin Trust to sell, assign or transfer, grant an option with respect to, or otherwise dispose of any New Notes or shares.

         The Voting Agreement expires on the earliest of (1) March 31, 2000, (2) the date Edwin M. Roth is no longer the Chief Executive Officer of the Company, or (3) the mutual agreement of the parties. See "The Allocation Agreement and Voting Agreement."

         In connection with the offering of the Original Notes, the Roths, CEW Partners and Martin Trust entered into an agreement dated August 30, 1996 pursuant to which the parties agreed to vote their common stock and any common stock they receive upon conversion of the Original Notes in the same manner as described above with respect to the Voting Agreement. This agreement also restricts the parties' transfer of common stock and Original Notes in the same manner as described above with respect to the Voting Agreement. This agreement contains termination provisions which are identical to those contained in the Voting Agreement.

ABSENCE OF TRADING MARKET FOR THE NEW NOTES

         There is no public market for the New Notes and we do not expect that a public market will develop for the New Notes. The New Notes will not be listed on any exchange or national quotation system and current market quotations may not be available. Investors may not be able to sell the New Notes at any price.

         The New Notes are convertible into our common stock after December 31, 2001, except that the New Notes may be converted earlier under certain conditions. The common stock is traded on the American Stock Exchange, Inc. (the "AMEX"). Holders of New Notes may need to convert their New Notes into shares of common stock in order to dispose of their economic interest in the New Notes. Investors should consider the difficulties they may encounter in selling their New Notes and should only subscribe for the New Notes with a long-term investment intent. See "Description of the New Notes" and "Price Range of Common Stock."

ORIGINAL ISSUE DISCOUNT

         The New Notes will be issued at an original issue discount. Consequently, holders of the New Notes will be required to recognize interest income before they receive the cash payments at maturity to which such income is attributable. Each holder of New Notes will receive an increase in their tax basis in the New Notes equal to the amount of original issue discount that is included in the holder's gross income. See "Certain Federal Income Tax Considerations -- Original Issue Discount."

DIVIDEND POLICY

         The Company has never paid and does not intend to pay cash dividends. In addition, the Company cannot pay cash dividends if it has net losses for any year under the terms of its current debt agreements. See "Dividend Policy."

UNCERTAINTY OF AVAILABILITY OF NET OPERATING LOSS CARRYOVERS

         As of December 31, 1997, the Company had approximately $11,335,000 of net operating loss carryovers ("NOLs") for federal income tax purposes. Although the Company experienced an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), during 1992, due to unused Code Section 382 limitations in prior years and the recognition of certain "built-in gains," beginning in 1999 the 1992 ownership change will no longer materially limit the ability of the Company to utilize its pre-1992 ownership change NOLs. However, if the Company experiences another ownership change within the meaning of Section 382 of the Code, it would be severely limited in its ability to use its NOLs on a current basis. In this regard, the Rights Offering increases the risk that another ownership change within the meaning of Section 382 of the Code will occur in the future. In addition, approximately $6,450,000 of the

Company's NOLs, to the extent unused, will expire by December 31, 1999 with respect to approximately $3,060,000 of such NOLs, by December 31, 2000 with respect to approximately an additional $2,475,000 of such NOLs and by December 31, 2001 with respect to the balance of such NOLs. If the Company uses NOLs to reduce future taxable income it may be subject to an alternative minimum tax. See "Certain Federal Income Tax Considerations -- Net Operating Loss Carryovers."

MARKET CONSIDERATIONS

         The New Notes are not convertible until after December 31, 2001 except in the event of a Change of Control or in the event of an Election Contest. See "Description of the New Notes." The market price of the common stock may decline before the New Notes are convertible into common stock. A subscribing Rights Holder may not be able to sell the New Notes at any price. A RIGHTS HOLDER WHO CHOOSES TO EXERCISE RIGHTS IN THE RIGHTS OFFERING MAY NOT REVOKE THE SUBSCRIPTION. MOREOVER, UNTIL THE NEW NOTES ARE DELIVERED, SUBSCRIBING RIGHTS HOLDERS MAY NOT BE ABLE TO SELL THE NEW NOTES THAT THEY HAVE PURCHASED IN THE RIGHTS OFFERING. NOTES REPRESENTING THE PRINCIPAL AMOUNT OF THE NEW NOTES PURCHASED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE WILL BE DELIVERED AS SOON AS PRACTICABLE AFTER ALL PRORATIONS AND ADJUSTMENTS CONTEMPLATED BY THE TERMS OF THE RIGHTS OFFERING HAVE BEEN MADE. See "Price Range of Common Stock."

         Rights Holders will not receive interest on funds delivered to the Subscription Agent pending delivery of the New Notes.

ANTI-TAKEOVER EFFECT OF THE NEW NOTES AND ISSUANCES OF PREFERRED STOCK

         The issuance of the New Notes may delay, defer or prevent a change of control of the Company because the New Notes become immediately convertible into shares of common stock upon a Change of Control or an Election Contest. The conversion of the New Notes into shares of common stock may have a dilutive effect on existing stockholders, including any stockholder attempting to effect a change of control of the Company.

         The Board can issue up to 2,000,000 shares of preferred stock without stockholder approval. Although the Company does not presently intend to issue shares of preferred stock, the Board's power to establish the rights, preferences and powers of the preferred stock allows it to create a class of stockholders senior (with respect to matters like voting, dividend and liquidation rights) to the holders of common stock (including holders of New Notes who can convert them into shares of common stock). Holders of preferred stock could be entitled to payments of earnings and assets before the holders of common stock (including holders of New Notes who can convert them into shares of common stock). Issuances of preferred stock could make it more difficult for a third party to acquire the Company. See "Description of Capital Stock -- Preferred Stock."

SUBORDINATION

         When any of the Senior Debt matures, all principal of, premium, and interest on such Senior Debt must be paid in full before any payment is made on the New Notes. The terms of the Indenture limit the rights of the holders of New Notes upon any distribution of assets of the Company. For example, if the Company is insolvent, holders of New Notes may be paid less than the general creditors of the Company or the holders of Senior Debt. The Indenture also limits the Company's ability to borrow money that would create an obligation senior to the New Notes. See "Description of the New Notes -- Subordination."

         The New Notes are equal in right to payment with the Original Notes, which were issued in October, 1996 in connection with a rights offering by the Company to its stockholders. As of October 22, 1998, $3,985,000 principal amount of Original Notes was outstanding, along with $492,546 aggregate accrued interest.

ENVIRONMENTAL MATTERS

         Extensive environmental laws and regulations and various other federal, state and local laws and regulations regarding health and safety matters affect the Company's operations. Currently, the Company is involved in two disputes with environmental regulatory authorities involving alleged violations of an existing Consent Order and certain air permitting issues. Adverse determinations regarding either the Consent Decree or the air permits could have a material adverse effect on the Company's business and financial condition. Additionally, the Company could become subject to environmental laws in the future which could have a negative effect on the earnings or competitive position of the Company.

         The Consent Order with the State of Ohio that the Company is currently subject to is related to certain closure activities in connection with historical releases of hazardous substances at the Company's Macedonia facility. Further, the State of Ohio has threatened litigation against the Company over alleged violations of the Consent Order. Although the Company believes it has materially complied with the requirements of the Consent Order, the State of Ohio could proceed with litigation against the Company, resulting in significant expenses for the Company which could have a material adverse effect on the Company's business. Additionally, the Ohio Environmental Protection Agency has requested the Company to re-evaluate and re-permit certain air emissions at its Macedonia facility. This air permit evaluation is currently in process. See "The Company -- Environmental Matters and Legal Proceedings."

LEGAL PROCEEDINGS

         From time to time, the Company is sued as a result of the operation of its business. Most of these lawsuits arise during the ordinary course of business and are not expected to materially adversely affect the Company's business or financial results. Currently, however, the Company is involved in two separate lawsuits, which if decided against the Company could have a material adverse effect on the Company's business. See "The Company -- Environmental Matters and Legal Proceedings."

YEAR 2000

         Many computer systems and software products will have trouble processing data related to the Year 2000. The Company has reviewed its computer systems and software products for Year 2000 problems and has determined that its operational systems and products should not have Year 2000 problems but certain financial systems and products should be upgraded or replaced. The Company intends to begin the upgrade and replacement of its computer systems and software products in early 1999 and is confident that new systems and products will be in place by the middle of 1999. The Company has had conversations with its material suppliers and vendors and does not believe that they have Year
2000 problems that would have a material adverse effect on the Company.
However, if the Company's upgrade and replacement plan is not successful, or the Company's material suppliers or vendors develop Year 2000 problems, then the Company may suffer significant losses which would have a material adverse effect on the Company's business.


                                 USE OF PROCEEDS

         The net proceeds available to the Company from the Rights Offering will be approximately $1,600,000. Such net proceeds will be used to repay certain indebtedness, along with accrued interest, to each of Edwin M. Roth, Martin Trust and CEW Partners (collectively, the "Investors"). Such indebtedness is represented by three Subordinated Promissory Notes (the "Bridge Notes"), each entered into on June 15, 1998 and each in the principal amount of $500,000. The Bridge Notes mature on December 15, 1998 and bear interest at a rate equal to twelve percent (12%) per annum. The Company used the proceeds from the Bridge Notes to meet current cash flow and working capital needs. The aggregate amount of principal plus accrued interest to be repaid on the Bridge Notes is expected to be $1,590,000. The remaining net proceeds will be used for general working capital purposes of the Company.

         In connection with entering into the Bridge Notes, the Investors and the Company agreed at the time these loans were made that the Bridge Notes would be refinanced with the net proceeds of a pro rata rights offering of Company debt to its stockholders and its holders of Original Notes. This debt was to be convertible into, or include detachable warrants to purchase, at least 3,000,000 shares of common stock for a price not greater than approximately $.50 per share. As part of this agreement, the Investors agreed that one-third of the aggregate number of rights distributed to each of the Investors would be exercisable by each Investor, or their affiliates (which in the case of Edwin M. Roth includes Corey B. Roth), regardless of the actual number of rights issued to each Investor.

         The Investors may cancel all or a portion of the indebtedness represented by the Bridge Notes as payment of the Subscription Price. In this case, the net proceeds available to the Company will be less than $1,600,000 and the indebtedness to be repaid with such net proceeds will be reduced by the same amount.

                                  THE COMPANY

OVERVIEW

         The Company is a leading custom formulator and packager of speciality chemical products, primarily for the automotive service, industrial maintenance and janitorial/sanitation markets. The Company's proprietary products and formulations, manufacturing expertise, customer support and strong technical capabilities are key elements in the Company's operating strategy. The Company specializes in developing, formulating and packaging new products for customers that do not have the expertise or volume to maintain captive research and development departments and manufacturing operations. The Company produces and sells over 850 "proprietary" chemical formulations, substantially all of which are packaged in aerosol containers. These proprietary formulations represent "know-how" of the Company developed through the skill and expertise of its employees. These proprietary formulations are not generally patented.

         In 1997, the Company sold approximately 31 million units. Approximately 92% of the Company's sales are of its proprietary products sold under the brand names of the Company's customers. The Company's products include cleaners, sealants, gasket components, lubricants, waxes, adhesives, paints, coatings, degreasers, polishes, antistatics and tire inflators. Substantially all of the Company's products are used by professionals in commercial applications. In addition, the Company produces and sells its own branded products under the Taylor Made Products (TMP) and Aerosol Maintenance Products (AMP) names. Approximately 8% of the Company's sales are of its branded products.

         The Company acts as an extension of its customers' marketing, research and development, procurement, production and quality control departments. It provides a wide range of services including: aerosol product design and concept origination; chemical formulation; container selection; marketing program development; labeling; filling and packaging; component and raw materials purchasing; vendor verification; regulatory compliance; inventory control and overall program management. As such, the Company differentiates itself from contract packagers, which can fill aerosol cans for a fee but do not provide the same range of services. The Company believes that it is one of three companies providing such a wide range of services in the Company's product markets.

         The Company's customers are principally distribution companies. The Company sells to approximately 350 core accounts, with no single customer accounting for more than 10% of the Company's net sales. The Company provides customers with prompt shipment, normally within four weeks after receipt of an order, and will accept short production run orders (as few as 100 cases) thereby reducing the inventory requirements of its customers. Approximately 90% of the Company's aggregate sales are to customers in the automotive service and industrial maintenance markets. Other markets served by the Company include janitorial and sanitation, high tech electronic and electrical manufacturing and arts and crafts. Less than 3% of the Company's sales are to chain store merchandisers. The Company relies heavily on its pre-sale consultation and ongoing involvement with customers to establish long-term relationships. The Company believes, based on its experience with its customers and its knowledge of its industry, that it is the only custom packager in its principal markets that provides this wide range of services, offers delivery within four weeks and routinely produces as few as 100 cases of a product.

         The Company is a Delaware corporation with its principal executive offices located at 9055 S. Freeway Drive, Macedonia, Ohio 44056; its telephone number is (330) 468-1380.

ENVIRONMENTAL MATTERS AND LEGAL PROCEEDINGS

         The Company's manufacturing facilities are subject to extensive environmental laws and regulations concerning, among other things, emissions to the air, discharges to the land, surface, subsurface strata and water, and the generation, handling, storage, transportation, treatment and disposal of hazardous waste and other materials. These facilities are also subject to other federal, state and local laws and regulations regarding health and safety matters.

         The Company continues to be involved in implementing a settlement reached pursuant to a Consent Order entered into between the State of Ohio and Aerosol Systems, Inc. ("ASI") on July 9, 1990 (the "1990 Consent Order"), relating to the release of hazardous substances at the Company's manufacturing facility located at 9150 Valley View Road, Macedonia, Ohio (the "Macedonia Plant"). These concerns preceded the Company's acquisition of ASI in 1988. ASI is now operated as a division of the Company.

         The Company was required to submit to the Ohio Environmental Protection Agency ("Ohio EPA"), a closure plan to address contamination identified at the Macedonia Plant. Further, the 1990 Consent Order enjoined the Company to comply with all applicable requirements of Ohio Revised Code Chapter 3734, Ohio's hazardous waste law, and Ohio Revised Code Chapter 6111, Ohio's water protection law. The 1990 Consent Order provides for stipulated (automatic) penalties in the event the Company violates the requirements of the 1990 Consent Order or applicable Ohio environmental law.

         The Company submitted the closure plan as required. Ohio EPA also requested, in the event the remedial measures in the proposed closure plan were not successful within a two-year period, that at that time the Company provide supplemental or alternative measures to clean up the remaining contamination. On May 17, 1994, the Ohio EPA approved the revised closure plan which included unilateral modifications as deemed necessary by the Ohio EPA. On June 17, 1994, the Company appealed the Ohio EPA's action on the grounds that the unilateral modifications were unreasonable and unlawful. On January 6, 1995, the Company and the State of Ohio entered into a settlement agreement, which resulted in a termination of the Company's appeal of this matter before the Environmental Board of Review. On May 3, 1995, the Ohio EPA issued a supplemental closure plan approval letter that established certain deadlines with regard to the Company's implementation of a Groundwater Extraction and Treatment System, a Soil Vapor Extraction System, and certain other closure plan tasks. As of September 23, 1998, the Company believes that the total costs of necessary closure activities are consistent with previously disclosed cost estimates which range from $1,526,300 to $2,000,000. In fact, based on a recent risk assessment performed by one of the Company's environmental consultants, the Company believes that necessary remedial activities have been substantially completed.

         Notwithstanding the Company's progress on the closure plan, on October 15, 1997 the Company received a letter from the Ohio Attorney General's Office alleging that the Company has failed to comply with certain terms of the 1990 Consent Order. The State alleges that the Company has committed numerous violations of applicable Ohio hazardous waste laws and regulations. Ohio EPA asserts that the Company is liable for stipulated penalties of up to $5,000 per day for each violation of the 1990 Consent Order. Ohio EPA bases these allegations upon the results of a number of inspections conducted from 1993 through 1997. These inspections were documented by Ohio EPA in the form of Notices of Violation ("NOVs"). The Company prepared detailed written responses to each NOV and without admitting liability, took specific actions in response to the allegations identified by Ohio EPA. Nonetheless, the Attorney General, on behalf of Ohio EPA, demanded that the Company pay the State of Ohio the sum of $1,080,000 as stipulated penalties for alleged violations of the above-referenced rules. Through the October 15, 1997 letter, the Attorney General invited the Company to enter into negotiations to resolve the disagreement regarding the Company's alleged violations of the 1990 Consent Order. Such negotiations are currently in progress.

         The Company believes that it has materially complied with the requirements of the Consent Order. However, there can be no assurance that negotiations with the State of Ohio will be successful and will not result in extended litigation between the Company and the State of Ohio. Further, the Company cannot predict whether a court would find the Company liable for stipulated penalties significantly in excess of the initial demand proposed by the State of Ohio.

         On May 21, 1998, the Company received a letter from Ohio EPA alleging that odors from the Macedonia Plant and dust from its unpaved parking lot constituted a nuisance. Further, Ohio EPA contends that the Company must submit revised permit applications for its can filling and gassing lines, which according to Ohio EPA have been erroneously granted permits allowing the filling part of each line to be a separate emissions unit. The Company does not believe that odors from its Macedonia Plant or dust from its parking lot constitute a nuisance as defined by applicable law. However, Ohio EPA's request for the Company to re-evaluate and re-submit its existing air permits ultimately may require the addition of supplemental air pollution control technology at the Macedonia Plant or lead to litigation regarding such permitting issues.

         The Company is currently involved in two separate legal proceedings related to its operations and business. On October 30, 1995, 9150 Group v. Aerosol Systems, Inc., a Division of Specialty Chemical Resources, Inc., was filed in the Cuyahoga County Court of Common Pleas and is currently in the discovery stage of litigation. The plaintiff alleges damages in an unspecified amount, together with interest and costs, arising out of the alleged improper removal of certain manufacturing equipment by the Company following the termination of a commercial lease under which the Company was a tenant.

         In August, 1998, Hysan Corporation filed a demand for arbitration before the American Arbitration Association in Chicago in connection with its asset purchase agreement with the Company. In its demand, Hysan Corporation seeks compensatory damages from the Company (from a post-closing escrow account) in the amount of $251,000. The Company has denied the material allegations in the arbitration demand and has asserted a counterclaim against Hysan Corporation seeking $542,863.96 from the post-closing escrow account and, to the extent that the amount sought exceeds the escrow account, from Hysan Corporation.

WHERE YOU CAN FIND MORE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Such material may also be accessed electronically by means of the Commission's web site at http://www.sec.gov. The Company's common stock is listed on the AMEX, and reports, proxy and information statements and other information concerning the Company are available for inspection at the offices of the AMEX located at 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, copies of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         The following documents, filed with or furnished to the Commission, and the information included therein, are incorporated herein by reference and shall be deemed a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on April 15, 1998 (File No. 1-11013); (ii) the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders, filed with the Commission on April 30, 1998; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 14, 1998; (v) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November __, 1998; (vi) the description of the Company's Common Stock contained in its Registration Statement on Form S-2, filed with the Commission on February 27, 1992 (Reg. No. 33-

43092); and (vii) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to David F. Spink, Vice President, Specialty Chemical Resources, Inc., 9055 S. Freeway Drive, Macedonia, Ohio 44056, telephone (330) 468-1380. Persons requesting copies of exhibits that were not specifically incorporated by reference in such documents will be charged the costs of reproduction and mailing.



                               THE RIGHTS OFFERING

THE RIGHTS

         The Company is distributing nontransferable Rights to the record holders of its outstanding common stock as of the close of business on the Record Date and to the record holders of the Original Notes as of the close of business on the Record Date. The Company will distribute, at no cost to the record holders, one Right for each ___ shares of common stock held on the Record Date and one Right for each ___ shares of common stock that the Original Notes (including accrued and compounded interest) would be convertible into as of the Record Date. The Rights will be evidenced by nontransferable subscription certificates (the "Subscription Certificates").

         No fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of common stock and Original Notes will be rounded up to the nearest whole number. No Subscription Certificate may be divided in such a way as to permit the holders of common stock or Original Notes to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depository, bank, trust company and securities broker or dealer holding shares of common stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the Record Date. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

         Because the number of Rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of common stock who are also the record holders of such shares might receive more Rights under certain circumstances than beneficial owners of common stock who are not the record holder of their shares and who do not obtain (or cause the record owner of their shares of common stock to obtain) a separate Subscription Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders of common stock or beneficial owners of common stock who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for an additional principal amount of New Notes pursuant to the Basic Subscription Privilege and pursuant to the Oversubscription Privilege.

EXPIRATION DATE

         The Rights will expire at 5:00 P.M., Cleveland, Ohio local time, on __________, 1998. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent.

SUBSCRIPTION PRIVILEGES

         Basic Subscription Privilege

         Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, $100 principal amount of New Notes at par (the "Basic Subscription Privilege"). Notes representing the principal amount of New Notes purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date.

         Oversubscription Privilege

         Subject to the allocation described below, each Right also carries the right to subscribe, at the Subscription Price, for an additional principal amount of New Notes (the "Oversubscription Privilege"). Only Rights Holders who exercise their Basic Subscription Privilege in full will be entitled to subscribe pursuant to the Oversubscription Privilege. The members of the Stockholders Group have expressed their present intent to acquire the principal amount of all New Notes subject to their Basic Subscription Privileges. In addition, the members of the Stockholders Group have advised the Company that they intend to subscribe for the maximum principal amount of New Notes that they are entitled to purchase pursuant to the Oversubscription Privilege.

         Additional principal amounts of New Notes will be available for subscription pursuant to the Oversubscription Privilege only to the extent that any principal amounts of New Notes are not purchased through the Basic Subscription Privilege. If the aggregate principal amount of New Notes not purchased through the Basic Subscription Privilege (the "Remaining Notes") is not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the aggregate principal amount of the Remaining Notes will be allocated pro rata among those Rights Holders subscribing pursuant to the Oversubscription Privilege, in proportion, not to the principal amount of New Notes subscribed for pursuant to the Oversubscription Privilege, but to the principal amount of New Notes each beneficial holder subscribing pursuant to the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights Holder being allocated a greater principal amount of Remaining Notes than such holder subscribed for pursuant to such holder's Oversubscription Privilege, then such holder will be allocated only such principal amount of Remaining Notes as such holder subscribed for. If a proration of the principal amount of Remaining Notes results in any Rights Holder being allocated a principal amount of Remaining Notes less than such holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that holder as the Subscription Price for the New Notes not issued will be returned without interest or deduction. All Rights Holders who exercise the Basic Subscription Privilege in full, including members of the Stockholders Group, will be entitled to subscribe pursuant to the Oversubscription Privilege. Notes representing the principal amount of New Notes purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected.

         Banks, brokers and other nominee Rights Holders who exercise the Basic Subscription Privilege and subscribe pursuant to the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the subscription pursuant to the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the principal amount of New Notes that is being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

SUBSCRIPTION PRICE

         The Subscription Price is $100 per $100 principal amount of New Notes purchased pursuant to the Basic Subscription Privilege or the Oversubscription Privilege. Edwin M. Roth, CEW Partners and Martin Trust may cancel all or a portion of the indebtedness represented by the Bridge Notes as payment of the Subscription Price. See "-- Exercise of Rights."

EXERCISE OF RIGHTS

         Rights may be exercised by delivering to National City Bank (the "Subscription Agent"), on or prior to the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signature guaranties, together with payment in full of the Subscription Price for the principal amount of New Notes purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege. Such payment in full must be by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to National City Bank, as Subscription Agent, or in the case of the holders of the Bridge Notes, such payment may also be by delivery of the original Bridge Note with the Subscription Certificate to National City Bank for cancellation by the Company (or any combination thereof). The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt by the Subscription Agent of a stockholder's original Bridge Note. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAY TO CLEAR. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

         The address to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which a DTC Participant Oversubscription Subscription Form must be delivered, is:

         If by mail:                    National City Bank, Subscription Agent
                                        Corporate Trust Operations
                                        P.O. Box 94720
                                        Cleveland, Ohio 44101-4720

         If by overnight courier
         or hand delivery:              National City Bank, Subscription Agent
                                        Corporate Trust Operations
                                        3rd Floor - North Annex
                                        4100 West 150th Street
                                        Cleveland, Ohio  44135-1385

         If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription Price payment delivered by the Rights Holder, and to the extent that the aggregate Subscription Price payment delivered by the Rights Holder exceeds the product of the Subscription Price payment multiplied by the number of Rights evidenced by the Subscription Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have subscribed pursuant to the Oversubscription Privilege to purchase, to the extent available, that principal amount of Remaining Notes equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price up to the maximum principal amount of New Notes that such Rights Holder is entitled to purchase pursuant to the Oversubscription Privilege. Any amount remaining after such divisions will be returned to the Rights Holder by mail without interest or deduction as soon as practicable after the Expiration Date.

         Funds received in payment of the Subscription Price for Remaining Notes subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Remaining Notes. If a Rights Holder subscribing pursuant to the Oversubscription Privilege is allocated less than all of the Remaining Notes that such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for New Notes not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

         Unless a Subscription Certificate provides that the New Notes to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the holder of such Rights, signatures on such Subscription Certificate must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the American Stock Exchange, Inc. Medallion Signature Program.

         Persons who hold shares of common stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owners' instructions.

         The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES OR PAYMENTS TO THE COMPANY.

         THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., CLEVELAND, OHIO LOCAL TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights or subscriptions pursuant to the Oversubscription Privilege will be determined by the Company in its sole discretion. The Company, in its sole discretion, may also waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right or subscription pursuant to the Oversubscription Privilege. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

         Any questions or requests for assistance concerning the method of exercising Rights or subscribing pursuant to the Oversubscription Privilege or requests for additional copies of the Prospectus or the Instructions as to Use of Subscription Certificates should be directed to the Subscription Agent, National City Bank, at one of its addresses set forth under "Subscription Agent" (telephone (800) 622-6757).

NO REVOCATION

         ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR SUBSCRIBED PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE OR SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

RIGHTS OF SUBSCRIBERS

         Subscribers have no rights as stockholders of the Company with respect to the shares of common stock into which the New Notes are convertible until shares of common stock are issued upon conversion of the New Notes.

PROCEDURES FOR DTC PARTICIPANTS

         The Company anticipates that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through the facilities of the Depository Trust Company ("DTC"). Rights exercised through DTC are referred to as "DTC Exercised Rights." The holder of a DTC Exercised Right may subscribe pursuant to the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., Cleveland, Ohio local time, on the Expiration Date, a DTC Participant Oversubscription Form, together with payment of the appropriate Subscription Price for the number of Units subscribed for pursuant to the Oversubscription Privilege. Copies of the DTC Participant Oversubscription Subscription Form may be obtained from the Subscription Agent.

AMENDMENTS AND TERMINATION

         The Company reserves the right to amend the terms and conditions of the Rights Offering, whether the amended terms are more or less favorable to Rights Holders. If the Company amends the terms of the Rights Offering, the Registration Statement of which this Prospectus forms a part will be amended, and a new definitive Prospectus will be distributed to all Rights Holders who have theretofore exercised Rights and to holders of record of unexercised Rights on the date the Company amends such terms. In addition, all Rights Holders who have theretofore exercised Rights, or who exercise Rights within four business days after the mailing of the new definitive Prospectus, shall be provided with a form of Consent to Amended Rights Offering Terms ("Consent"), on which they can confirm their exercise of Rights and their subscriptions under the terms of the Rights Offering as amended by the Company; any Rights Holder who has theretofore exercised any Rights, or who exercises Rights within four business days after the mailing of the new definitive Prospectus, and who does not return such Consent within ten business days after the mailing of such Consent by the Company will be deemed to have canceled his or her exercise of Rights, and the full amount of the Subscription Price theretofore paid by such Rights Holder will be returned promptly by mail, without interest or deduction. Any completed Subscription Certificate received by the Subscription Agent five or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms.

         The Company reserves the right at any time prior to delivery of the New Notes purchased in the Rights Offering to terminate the Rights Offering. Such termination would be effected by the Company by giving oral or written notice of such termination to the Subscription Agent and making a public announcement thereof. If the Rights Offering is so terminated, the Subscription Price will be promptly returned by mail to exercising Rights Holders, without interest or deduction. The Company will have no obligation to a Rights Holder, whether such purchase was made through the Subscription Agent or otherwise, in the event that the Rights Offering is terminated.

DETERMINATION OF SUBSCRIPTION PRICE

         The Subscription Price was determined by the Company, based on the Company's objective of achieving the maximum net proceeds obtainable from the Rights Offering while providing the holders of common stock or Original Notes with an opportunity to make an additional investment in the Company, thus avoiding a dilution of their ownership position in the Company.

SUBSCRIPTION AGENT

         The Company has appointed National City Bank as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price must be delivered, is:

         If by mail:                 National City Bank, Subscription Agent
                                     Corporate Trust Operations
                                     P.O. Box 94720
                                     Cleveland, Ohio 44101-4720

         If by overnight courier     National City Bank, Subscription Agent
         or hand delivery:           Corporate Trust Operations
                                     3rd Floor - North Annex
                                     4100 West 150th Street
                                     Cleveland, Ohio  44135-1385

         The Subscription Agent's telephone number is (800) 622-6757, and the facsimile number is (216) 476-8367.

         The Company will pay the fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liability which it may incur in connection with the Rights Offering. The Company has been informed by the Subscription Agent that it is a bank within the meaning of
Section 3(a)(6) of the Exchange Act.

INTENT OF CERTAIN PERSONS

         The stockholders comprising the Stockholders Group have indicated their intention (but have no obligation) to exercise their respective Basic Subscription Privileges in full. In addition, the members of the Stockholders Group have advised the Company that they intend (but have no obligation) to subscribe for the maximum principal amount of New Notes that they are entitled to purchase pursuant to the Oversubscription Privilege. As of October 22, 1998, the members of the Stockholders Group owned beneficially an aggregate of 1,247,991 shares of common stock, or approximately 32% of the outstanding common stock, and an aggregate of $3,661,000 principal amount of Original Notes, which, if convertible at such date, would be convertible, along with accrued interest, into 2,733,678 shares of common stock (which when taken together with their beneficial ownership is approximately 58% of the outstanding common stock on a fully diluted basis). See "The Allocation Agreement and Voting Agreement."

NO BOARD RECOMMENDATION

         An investment in the common stock must be made pursuant to each Rights Holder's evaluation of his, her or its best interests. ACCORDINGLY, THE BOARD DOES NOT MAKE ANY RECOMMENDATION TO ANY RIGHTS HOLDER OR PROSPECTIVE INVESTOR REGARDING THE EXERCISE OF HIS, HER OR ITS RIGHTS.


                          DESCRIPTION OF CAPITAL STOCK

         The following general summary of the Company's capital stock is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, a copy of which is on file with the Commission. See "Where You Can Find More Information."

         The authorized capital stock of the Company consists of 13,000,000 shares of common stock, $.10 par value, and 2,000,000 shares of preferred stock, $.01 par value. As of October 22, 1998, 3,947,762 shares of common stock were issued and outstanding, and 555,249 shares of common stock were reserved for issuance pursuant to the exercise of options granted and which may be granted by the Company under the Company's stock option plans and 4,798,236 shares of common stock were reserved for issuance upon conversion of the Original Notes. As of such date, there were 490 record holders of common stock. Shares of common stock will be reserved for issuance upon the conversion of the principal amount of New Notes issued pursuant to this Rights Offering. Upon an election by the Company to pay any accrued and unpaid interest on the New Notes in shares of common stock upon conversion or maturity, the Company intends to reserve sufficient shares of common stock for such issuance and intends to register such shares under the Securities Act.

COMMON STOCK

         General. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders; holders may not cumulate their votes for the election of directors. The holders of the common stock are entitled to share ratably in any dividends that may be declared, from time to time, by the Board out of funds legally available thereof. However, it is not presently anticipated that dividends will be paid on the common stock and certain of the debt instruments to which the Company is a party prohibit or restrict the payment of cash dividends to stockholders in excess of 20% of the Company's net income for such fiscal year. See "Risk Factors -- Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock do not have preemptive rights. All of the issued and outstanding shares of common stock are, and the shares of common stock to be issued upon conversion of the New Notes will be, fully paid and nonassessable.

         Trading Market. The common stock is traded on the AMEX under the symbol CHM. The Transfer Agent for the Company's common stock is National City Bank, Cleveland, Ohio.

PREFERRED STOCK

         General. The Board has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designation and relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders.

         Issuances. Although the Company has no present intention to issue shares of preferred stock, because the Board has the power to establish the rights, preferences and powers of each series of preferred stock, it may afford the holders of any preferred stock rights, preferences and powers (including voting rights) senior to the rights of the holders of common stock (including holders of common stock to be issued upon conversion of the New Notes). The issuance of shares of preferred stock could further decrease the amount of earnings and assets available for distribution to holders of common stock (including holders of common stock to be issued upon conversion of the New Notes). The issuance of the preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders.


                          DESCRIPTION OF THE NEW NOTES

         The Company will issue the New Notes under an Indenture (the "Indenture") between the Company and Bank One, N.A., as trustee (the "Trustee"). Holders of the New Notes (the "New Noteholders") are referred to the Indenture and the Trust Indenture Act of 1939, as amended (the "1939 Act"), as if the Indenture were governed by the same, for the terms and provisions of the New Notes. The following summary of the terms and provisions of the New Notes is qualified in its entirety by reference to the Indenture, which has been filed as an exhibit to the Registration Statement. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture.

         General. Interest on the New Notes will accrue and compound semi-annually on each _________ and _____________, commencing on the first business day following the Expiration Date, at the rate of 6% per annum. The New Notes mature on ___________, 2008 and, unless converted, repurchased or redeemed, all principal and interest due thereon will be paid on the first business day following the Maturity Date of the New Notes. At the Company's option, accrued interest on the New Notes will be paid in cash or shares of common stock.

         The New Notes are general unsecured obligations of the Company. The New Notes are in registered form in denominations of $100 and multiples of $100. They are subordinate in right of payment to the Senior Debt of the Company, as described under "- Subordination." The Company may not incur any indebtedness for borrowed money that would rank senior to the New Notes except (i) indebtedness existing on the date of the Indenture or under the Company's then existing credit facility, including any renewals, refinancings, extensions or refundings of the foregoing, (ii) indebtedness secured by purchase money security interests, (iii) any other senior bank or other institutional indebtedness, (iv) any indebtedness of a subsidiary to another subsidiary, (v) any indebtedness of any other entity existing at the time such entity merged with or into or became a subsidiary of the Company or of a subsidiary, (vi) any indebtedness incurred in connection with a merger with or into, or the acquisition of the stock or assets of, another entity, and (vii) any indebtedness to holders of the New Notes.

         The New Notes rank in pari passu to the Original Notes which were issued in October, 1996 pursuant to a rights offering to the Company's stockholders. At October 22, 1998, $3,985,000 principal amount of the Original Notes was outstanding, along with $492,546 aggregate accrued interest. The Original Notes have substantially similar terms as the New Notes except with respect to maturity date and conversion price.

         Initially, the Trustee will act as Paying Agent, Conversion Agent and Registrar. The Company may change the Paying Agent, Conversion Agent and Registrar without notice.

         Conversion. The New Notes (or portions thereof in denominations of $100 or any integral multiple of $100), plus, at the Company's option, accrued and compounded interest thereon, are convertible into shares of common stock (i) at any time after December 31, 2001 and before the close of business on the Maturity Date, (ii) in the event of a Change of Control of the Company, or (iii) in the event of any filing pursuant to Rule 14a-11 under the Exchange Act, by any person or group of persons for the purpose of opposing a solicitation by the Company with respect to the election of directors of the Company (an "Election Contest"), at the Conversion Rate of $0.50 per share of common stock, subject to adjustment as described below. The Conversion Rate was determined by the Company based primarily on (y) the average of the closing sale price of the common stock on the AMEX during the 30 active trading days between August 28, 1998 and October 26, 1998, which was approximately $0.45 per share, and (z) the closing sale prices of the common stock on the AMEX during the week ending October 30, 1998, which prices ranged from $0.50 to $0.625 per share.


         In addition, if a New Note is called for redemption (upon a Change of Control or otherwise), it is convertible at any time prior to the redemption date. If the New Notes are called for redemption, conversion rights with respect to such New Notes expire at the close of business on the day prior to the redemption date. Instead of issuing fractional shares upon conversion, if any, the Company will round fractional shares to be issued upon conversion up to the nearest whole share.

         The Conversion Rate is subject to adjustment as set forth in the Indenture in certain events, including: the issuance of stock of the Company as a dividend or distribution on the common stock; subdivisions and combinations of the common stock; certain reclassifications of the common stock; a dividend of securities convertible into common stock; or consolidations, mergers and sales of property of the Company. No adjustment in the Conversion Rate is required unless such adjustment causes a change of at least one percent in the number of shares of common stock for which the New Notes may be converted; any adjustment that would be required to be made but for the preceding statement will be carried forward and taken into account in any subsequent adjustment. If the Company consolidates with, merges into, or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding common stock, the right to convert a New Note into common stock may be changed into a right to convert it into securities, cash or other assets of the Company or another entity into which the common stock was reclassified or changed.

         A "Change of Control" of the Company shall be deemed to occur upon the acquisition (or the announcement of an intent to acquire), directly or indirectly, by an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, or unincorporated organization or governmental authority, or any group of the foregoing acting together, (other than the Stockholders Group (or any of them or any of their Affiliates)) (the "Acquiring Entity"), of control of the Company. "Control" of the Company shall mean the acquisition of, or the formation of a group whose members beneficially own, shares of capital stock of the Company, which after giving effect thereto, shall permit the Acquiring Entity to vote 25% or more of the aggregate voting power, as measured by all voting stock of the Company then outstanding, in the election of directors of the Company.

         Redemption. Subject to the New Noteholders' rights to convert the New Notes, the New Notes may be redeemed at the option of the Company at any time on or after December __, 2001 and prior to the Maturity Date, in whole or in part, on not less than 30 days notice, mailed by first class mail to each New Noteholder's last address as it appears on the New Note register, at premiums declining ratably to par value on or after December __, 2006, plus an amount equal to accrued and unpaid interest, as set forth below:

                        December __, 2001       110%
                        December __, 2002       108%
                        December __, 2003       106%
                        December __, 2004       104%
                        December __, 2005       102%
                        December __, 2006       100%

In addition, the Company may offer to redeem all the then outstanding New Notes at a premium equal to 105% of the principal amount thereof plus accrued interest if a Change of Control occurs. If less than all of the New Notes are to be redeemed, the Trustee will select the New Notes to be redeemed pro rata or by lot or in such other manner as the Trustee deems fair to the New Noteholders.

         Sinking Fund. There is no sinking fund or other similar mandatory prepayments of principal on the New Notes.

         Subordination. The indebtedness evidenced by the New Notes is subordinate to the prior payment when due of the principal of, interest on, and any amount due in respect of, all Senior Debt and the termination of all financing arrangements between the Company and the holders of Senior Debt. Upon maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal of and premium, if any, interest on and any amount due in respect of, all such matured Senior Debt shall first be paid in full before any payment is made on, or in respect of, the New Notes. Upon any distribution of assets of the Company, payment of the principal of and premium, if any, interest on, and any amount due in respect of, the New Notes will be subordinated to the extent and in the manner set forth in the Indenture to the prior payment in full of all Senior Debt. By reason of such subordination, in the event of insolvency, New Noteholders may recover less, ratably, than the general creditors of the Company or the holders of Senior Debt. The Company may not incur any indebtedness for borrowed money that would rank senior to the New Notes except (i) indebtedness existing on the date of the Indenture or under the Company's then existing credit facility, including any renewals, refinancings, extensions or refundings of the foregoing, (ii) indebtedness secured by purchase money security interests, (iii) any other senior bank or other institutional indebtedness, (iv) any indebtedness of a subsidiary to another subsidiary, (v) any indebtedness of any other entity existing at the time such entity merged with or into or became a subsidiary of the Company or of a subsidiary, (vi) any indebtedness incurred in connection with a merger with or into, or the acquisition of the stock or assets of, another entity, and (vii) any indebtedness to holders of the New Notes.

         "Senior Debt" means all principal of and interest on and any other payment due pursuant to the terms of instruments or agreements creating, relating to or evidencing indebtedness of the Company (other than the Original Notes and their indenture and the New Notes and the Indenture), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company for money borrowed from another or in connection with an acquisition of any other business or entity or of any properties or assets, and, in each case, all renewals, extensions, refinancings or refundings thereof, after the date of the Indenture by the Company or any Subsidiary of the Company. Except for the indebtedness represented by the Original Notes, which ranks in pari passu with the indebtedness represented by the New Notes, indebtedness of the Company that is not expressly subordinate to the indebtedness represented by the New Notes will generally constitute "Senior Debt" for purposes of the Indenture. "Senior Debt" does not include indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services and any indebtedness of the Company to or from a subsidiary. As of October 30, 1998, the Senior Debt of the Company was approximately $10,433,610, consisting of amounts borrowed by the Company under its bank revolving credit agreement which provides for extensions of credit up to $15,000,000 and amounts borrowed by the Company under its mortgage.

         Mergers, Consolidations, Sales of Assets. The Company will not consolidate with, merge with or into, or transfer or lease all or substantially all of its assets (in one transaction or a series of related transactions), to any other person unless (i) the resulting or surviving person (if other than the Company) or transferee or lessee expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in a form satisfactory to the Trustee, all of the obligations of the Company under the New Notes and the Indenture,
(ii) such person, transferee or lessee is organized and existing under the laws of the United States, a state thereof or the District of Columbia, (iii) immediately after giving effect to such transaction, no Default (as defined in the Indenture) has occurred and is continuing, and (iv) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction.

         "Consolidated Net Worth" means at any date the total amount of non-redeemable preferred stock and common stockholders' equity (excluding amounts attributable to securities which are exchangeable for or convertible into securities, other than non-redeemable preferred stock or common stock) which would appear on a consolidated balance sheet of any Person as at such date prepared in accordance with generally accepted accounting principles.

         Default and Remedies. An Event of Default is a default for 10 days in payment of either interest on or principal of the New Notes, whether due upon maturity, acceleration, redemption, repurchase or otherwise; failure by the Company for 30 days after notice to it to comply with any of its other agreements in the Indenture or the New Notes; certain Defaults on other indebtedness of the Company or any subsidiary of the Company in the amount of $1,000,000 or more, individually or in the aggregate resulting in the acceleration thereof; and certain events of bankruptcy, insolvency or reorganization.

         The Indenture provides that the Trustee will, within 90 days after the occurrence of a Default, give the New Noteholders notice of all uncured Defaults known to it; provided that, except in the case of a Default in the payment of principal, premium, if any, or interest on the New Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the New Noteholders.

         If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) has occurred and is continuing, the Trustee or the holders of at least 25% in principal amount of the New Notes by notice to the Trustee and the Company in writing may declare the principal of, and accrued interest on, the New Notes to be due and payable immediately (but payment thereof will be subordinated to payment in full of the Senior Debt as described above and will be in pari passu to payment in full of the Original Notes). If an Event of Default results from certain events of bankruptcy, insolvency or reorganization, the principal amount of the New Notes, together with accrued interest, will be due and payable without any declaration or any act on the part of the Trustee or the New Noteholders. Such declaration may be annulled and past Defaults may be waived (except, unless previously cured, a default in payment of principal, premium, if any, or interest) by the holders of a majority in principal amount of the New Notes upon conditions provided in the Indenture. Except to enforce the right to receive payment of principal or interest when due, no New Noteholder may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and the holders of at least 25% of the outstanding principal amount of the New Notes have requested the Trustee to institute proceedings in respect of such Event of Default, have offered the Trustee reasonable indemnity against loss, liability and expense which may be incurred, and the Trustee has failed so to act for 60 days after receipt of the same, provided no inconsistent direction has been given to the Trustee during such 60-day period.

         The New Noteholders may not exercise any rights or remedies against the Company to enforce or collect upon the New Notes unless the Senior Debt has been paid in full and all financing arrangements between the Company and the holders of Senior Debt have been terminated. However, upon the occurrence of an Event of Default involving a default for 10 days in a payment of either principal or interest or certain events of bankruptcy, insolvency or reorganization, the New

Noteholder may exercise any rights and remedies in respect of such Event of Default but only after the expiration of the 179-day period commencing upon receipt by the holders of Senior Debt of notice of an Event of Default and subject to the right of holders of Senior Debt to receive prior payment in full of the Senior Debt.

         The Indenture requires the Company to file annually with the Trustee a statement regarding compliance by the Company with the Indenture, specifying any Defaults or Events of Default of which the signers may have knowledge.

         Amendment, Supplement, and Waiver. Subject to certain exceptions, the Indenture or the New Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New Notes, and any past Default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the New Notes. Without the consent of the New Noteholders, the Company may amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency or to make any change that does not materially and adversely affect the rights of any New Noteholders or the holders of Senior Debt. However, without the consent of each New Noteholder affected thereby, the Company may not amend or supplement the Indenture or the New Notes to, among other things, extend the maturity, reduce the rate or extend the time of payment of interest, modify the terms of payment of the principal, premium, if any, or interest on the New Notes, change redemption provisions in a manner adverse to the New Noteholders, impair the right to convert the New Notes into common stock on the terms set forth in the Indenture or reduce the percentage of New Noteholders necessary to amend or supplement the Indenture.

         Satisfaction and Discharge of Indenture. The Company may terminate its obligations, with certain exceptions, under the New Notes and the Indenture if all New Notes previously authenticated and delivered (other than destroyed, lost or stolen New Notes which have been replaced or paid) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture, or if the Company irrevocably deposits in trust with the Trustee money or United States government obligations sufficient to pay principal of and interest on the New Notes to maturity or redemption, as the case may be, and to pay all sums payable to the Trustee under the Indenture and certain other conditions are satisfied.

         Reports to New Noteholders. So long as any of the New Notes remain outstanding, the Company will mail to the New Noteholders its annual report to stockholders and any quarterly or other financial reports furnished by it to its stockholders.

         The Trustee. The Indenture will contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; provided, however, that if the Trustee acquires certain conflicting interests specified in the 1939 Act, it must eliminate such conflicts or resign.

         The Trustee also acts as Trustee, Registrar, Paying Agent and Conversion Agent under the indenture dated October 15, 1996 which governs the Original Notes. The Original Notes rank in pari passu to the New Notes.

         The holders of a majority in principal amount of New Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, provided that such direction does not conflict with any rule of law or with the terms of the Indenture and does not unduly prejudice the rights of another New Noteholder. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. The Indenture provides that, if any Event of Default occurs (and is not cured), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the New Noteholders, unless it has received satisfactory security and indemnity.


                           PRICE RANGE OF COMMON STOCK

         The common stock is listed on the AMEX under the symbol "CHM." The following table sets forth the high and low sales prices of the common stock as reported on the AMEX for the periods indicated.

                                                           HIGH       LOW
                                                           ----       ---

FISCAL YEAR 1996
    First Quarter ...................................   $ 2 7/8     $ 1 1/4
    Second Quarter ..................................     3 7/8       1 1/4
    Third Quarter ...................................     3 11/16     1 3/4
    Fourth Quarter ..................................     2 1/16      1 1/8

FISCAL YEAR 1997
    First Quarter ...................................   $ 2 1/2     $ 1 3/8
    Second Quarter ..................................     2 3/16      1 1/4
    Third Quarter ...................................     2           1 1/4
    Fourth Quarter ..................................     1 1/2       1

FISCAL YEAR 1998
    First Quarter ...................................   $ 1 7/16    $ 1
    Second Quarter ..................................     1 1/16      3/4
    Third Quarter ...................................     1           3/16
    Fourth Quarter (through October 30, 1998)........     5/8         1/2

October 30, 1998, the closing sale price of the common stock was $0.56 per share. As of October 22, 1998, there were approximately 490 holders of record of the common stock and 3,947,762 shares of common stock issued and outstanding. See "Description of Capital Stock."


                                 DIVIDEND POLICY

         The Company has not paid cash dividends on its common stock and intends to follow a policy of retaining earnings in order to finance the continued growth and development of its business. Payment of dividends will be within the discretion of the Board and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. The terms of certain outstanding loans to the Company currently prohibit the Company from paying cash dividends to its stockholders in any fiscal year in excess of 20% of the Company's net income for such fiscal year. See "Risk Factors -- Dividend Policy."


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of certain anticipated federal income tax consequences under present law to holders of common stock and to holders of the Original Notes upon the issuance (the "Issuance") of Rights and to Rights Holders upon the exercise or lapse of the Rights and is not intended as tax advice. This discussion is based on the provisions of the Code, final, temporary and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations could alter or modify the tax discussion set forth below. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular Rights Holder in light of such Rights Holder's personal investment circumstances or to certain types of Rights Holders subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign corporations and nonresident aliens). No attempt is made to consider any aspects of state, local or foreign taxation. Finally, substantial uncertainties resulting from the lack of definitive judicial or administrative authority and interpretations apply to various tax issues addressed herein. The Company has not sought, nor does it intend to seek, any rulings from the Internal Revenue Service ("IRS") relating to such issues or any other issues.

         EACH RECIPIENT OF RIGHTS IS THEREFORE URGED TO CONSULT HIS OR ITS OWN ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING ON HIS OR ITS OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ISSUANCE OF RIGHTS

         The Company believes that issuance of the Rights to holders of its common stock and to holders of the Original Notes will not result in the receipt of taxable income by those stockholders and holders of Original Notes and, accordingly, the Company does not intend to issue IRS Forms 1099 in connection therewith.

         The tax consequences of the Issuance are dependent upon (i) the applicability of Section 305 of the Code and (ii) whether the Rights have a market value. In this regard, the IRS has taken the position that the issuance by a corporation to its stockholders (which, for purposes of Section 305 of the Code, is defined to include holders of convertible securities) of rights entitling them to subscribe to convertible debt securities will be nontaxable under Section 305 of the Code if both of the following two requirements are satisfied: (i) substantially all of the value of the rights is attributable to the conversion privilege of the convertible debt securities; and (ii) no exception to the general rule of nontaxability under Section 305(a) of the Code applies.

         The Company believes that any market value attributable to the Rights would be attributable to the conversion privilege of the New Notes. It should be noted that the Company has not sought or relied upon the advice of any independent securities dealers or investment bankers in making this determination and that the determination might be subject to challenge by the IRS. The Company also believes that no exception to the general rule of nontaxability under Section 305(a) of the Code will apply to the Issuance.

         If, notwithstanding the foregoing (and contrary to the Company's belief), the Rights were determined to fall outside of the protective ambit of
Section 305 of the Code, and if the Rights were determined to have a market value, the distribution of the Rights would result in taxable dividend income to those stockholders exercising the Rights (to the extent of the lesser of the market value of the Rights or such stockholders' allocable share of the Company's current or accumulated earnings and profits) and could result in taxable interest income to holders of Original Notes exercising the Rights. With respect to stockholders and noteholders not exercising the Rights, the Company believes that, although the matter is not free from doubt, such stockholders and noteholders could, because the Rights are nontransferable, reasonably take the position that they have not received taxable dividend income or interest income, as the case may be. No assurance can be given that such position would ultimately be sustained if challenged.

BASIS IN AND EXERCISE OF THE RIGHTS

         Unless a Rights Holder elects otherwise (as provided in (ii) below), if, in accordance with the Company's belief, the fair market value of the Rights on the date of Issuance is less than 15% of the fair market value (on the date of Issuance) of the common stock or the Original Notes with respect to which the Rights are received, the basis of the Rights received by a stockholder or Original Noteholder as a distribution with respect to such stockholder's common stock or such holder's Original Note will be zero. If, however, either (i) the fair market value of the Rights on the date of Issuance is 15% or more of the fair market value (on the date of Issuance) of the common stock or Original Notes with respect to which the Rights are received or (ii) the Rights Holder elects, in his, her or its federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such common stock or Original Note to the Rights in proportion to the fair market values of each on the date of Issuance, except that, in either case, no allocation of basis will be made to the Rights if the Rights expire unexercised. The holding period of the Rights received as a distribution on a stockholder's common stock or on a holder's Original Note will include the stockholder's or Original Noteholder's holding period for the common stock or Original Note with respect to which the Rights were issued.

         No gain or loss will be recognized by a Rights Holder upon exercise of the Rights. The basis for federal income tax purposes of New Notes acquired upon exercise of Rights will equal the sum of the holder's basis in the Rights surrendered, if any, and the amount of cash paid for the New Notes. The holding period of the New Notes thereby acquired will begin on the date of issuance of the New Notes. No Rights Holder will recognize a loss upon expiration of the Rights unless such Rights Holder has recognized taxable income in connection with receipt of the Rights.

CONVERSION OF NOTES

         Generally, no gain or loss should be recognized upon the conversion of a New Note into common stock. The tax basis of shares of common stock received pursuant to the conversion of a New Note will be equal to the basis such holder had in the New Note. The holding period for the common stock will include the holding period of the New Note. Under certain circumstances, an adjustment to the conversion price of the New Notes or the failure to adjust the conversion price of the New Notes may result in a taxable dividend to the holders of the New Notes.

ORIGINAL ISSUE DISCOUNT

         Stated interest on the New Notes will not be paid until maturity. Because of the delayed interest payment, the New Notes will be considered to have been issued at an original issue discount ("OID"). Consequently, a holder of a New Note will be required to recognize the OID as ordinary income throughout the term of the New Note (assuming that the New Note is not converted or redeemed prior to maturity) even though the holder of such New Note will not be receiving cash related to the stated interest until the maturity date.

         The amount of OID required to be included in a New Noteholder's income for any taxable year (regardless of whether such holder uses the cash or accrual method of accounting) will be determined by allocating to each day in the taxable year during which the holder owns a New Note, a portion of the OID that accrues during the taxable year determined by utilizing a constant yield method.

         In accordance with the foregoing, any interest payment received by a holder of a New Note upon maturity of such New Note, will not be treated as interest income. Instead, such interest payment will be treated as a return of principal.

         A New Noteholder's tax basis in a New Note will be increased by the amount of OID which is included in such holder's income. Gain or loss upon a sale or other disposition of a New Note will be measured by the difference between the amount of cash, or fair market value of property received for the New Note, and the holder's adjusted tax basis in such New Note.

         As required by law, the Company will report annually to the IRS and to each holder of New Notes the amount of OID accrued with respect to each New Note.

NON-DEDUCTIBILITY OF INTEREST ON NEW NOTES

         Since the interest on the New Notes will be payable, at the option of the Company, in shares of common stock, the Company will not be allowed a deduction for federal income taxes for any interest paid or accrued on the New Notes, regardless of whether such interest is ultimately paid in cash.

SALE OR REDEMPTION OF A NEW NOTE OR SALE OF THE COMMON STOCK

         On a sale or redemption of the New Notes or a sale of the common stock, a holder of New Notes or stockholder will generally recognize gain or loss measured by the difference between the amount of cash and the fair market value of property received and the holder's tax basis in the New Notes or the stockholder's tax basis in the common stock. Subject to the market discount rules of the Code, any gain or any loss on a New Note should be capital gain or loss (assuming the New Note is held as a capital asset).

NET OPERATING LOSS CARRYOVERS

         Section 382 of the Code imposes limitations on the amount of "pre-change" losses and deductions (including, in certain instances, unrealized losses and deductions attributable to periods prior to an "ownership change") that may be used to offset "post-change" taxable income of a corporation which undergoes an ownership change. Similarly, Section 383 of the Code limits the amount of pre-change tax credits that may be used to reduce the post-change tax liability of a corporation which undergoes an ownership change.

         Although the Company experienced an ownership change during 1992, beginning in 1999 such ownership change will no longer materially limit the Company's ability to utilize its pre-1992 ownership change NOLs. See "Uncertainty of Availability of Net Operating Loss Carryovers."

         Although no assurances can be given, the Company does not believe that it has experienced an ownership change since 1992. It is possible, however, that transactions that occur subsequent to this Rights Offering, or transactions that have already occurred but which are not now known to the Company, may, when considered with other previous, concurrent and/or future transactions, result in another ownership change of the Company. In this regard, the consummation of the transactions contemplated herein will increase the risk of a future ownership change. If another ownership change were to occur, then the Company's ability to utilize its NOLs to offset future income would generally be limited to an amount equal to the value of the Company's equity immediately prior to such ownership change multiplied by the then applicable long-term tax-exempt rate applicable to ownership changes (currently 5.02% for ownership changes occurring in November, 1998). Such limitation would severely limit the Company's ability to use its NOLs on a current basis. As of December 31, 1997, the Company's NOLs were approximately $11,335,000. It should be noted, however, that approximately $6,450,000 of these NOLs, to the extent unused, will expire by December 31, 1999 with respect to approximately $3,060,000 of such NOLs, by December 31, 2000 with respect to approximately an additional $2,475,000 of such NOLs and by December 31, 2001 with respect to the balance of such NOLs.


                              PLAN OF DISTRIBUTION

         The New Notes offered pursuant to the Rights Offering are being offered by the Company directly to its holders of common stock and its holders of Original Notes. The Company estimates that its expenses in connection with the Rights Offering will be $200,000.

         The Company will pay the fees and expenses of National City Bank, as Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering, including liabilities under the Securities Act.

         Rights Holders who desire to purchase New Notes in the Rights Offering are urged to complete, date and sign the Subscription Certificate accompanying this Prospectus and return it to the Subscription Agent on or before the Expiration Date of the Rights Offering, together with payment in full of the aggregate Subscription Price. See "The Rights Offering -- Exercise of Rights." Subscription Rights are nontransferable. See "Prospectus Summary -- Terms of the Rights -- Nontransferability of Rights." Any questions concerning the procedure for subscribing for the purchase of New Notes should be directed to the Subscription Agent.


                  THE ALLOCATION AGREEMENT AND VOTING AGREEMENT

ALLOCATION AGREEMENT

         All members of the Stockholders Group have advised the Company that they intend (but they have no obligation) to acquire from the Company, at the Subscription Price, the maximum principal amount of New Notes pursuant to their Basic Subscription Privileges. In addition, the members of the Stockholders Group have expressed a present intent to subscribe for the maximum principal amount of New Notes that they are entitled to purchase pursuant to the Oversubscription Privilege. The members of the Stockholders Group have entered into the Allocation Agreement, dated ___________, 1998. Pursuant to the Allocation Agreement, upon consummation of the Rights Offering, the aggregate principal amount of New Notes received by all members of the Stockholders Group will be re-allocated among the members of the Stockholders Group in accordance with the terms of the Allocation Agreement, which provides that each of (i) CEW Partners, (ii) Martin Trust and (iii) Edwin M. Roth and Corey B. Roth (collectively referred to therein as the "Roth Group") will receive one-third of the total aggregate principal amount of New Notes received in the Rights Offering by all members of the Stockholders Group.

         As of October 22, 1998, the members of the Stockholders Group beneficially owned an aggregate of 1,399,608 shares of common stock, approximately 34% of the outstanding common stock, and an aggregate of $3,661,000 principal amount of Original Notes, which, if convertible at such date, would be convertible, along with accrued interest, into 2,733,684 shares of common stock (which when taken together with their beneficial ownership was approximately 58% of the outstanding common stock on a fully diluted basis). The members of the Stockholders Group will receive an aggregate of $_____ principal amount of New Notes upon exercise of their Basic Subscription Privileges. The Stockholders Group could beneficially own as much as 100% of the principal amount of New Notes outstanding immediately after consummation of the Rights Offering if no other Rights Holders exercise their Basic Subscription Privileges. In such event, as of October 22, 1998, the Stockholders Group would have owned an aggregate of approximately 72% of the outstanding common stock on a fully diluted basis.

VOTING AGREEMENT

         Edwin M. Roth and Corey B. Roth (together, the "Roths"), CEW Partners and Martin Trust, have entered into a Voting Agreement dated ___________, 1998 pursuant to which CEW Partners and Martin Trust have agreed, among other things,
(i) to vote, with certain exceptions, all shares of voting stock of the Company owned by each of them in connection with any action to be taken by the Company's stockholders in accordance with the recommendation of the Roths or, absent such recommendation, in accordance with the recommendation of the Board; (ii) to vote all shares of their voting stock in favor of the election to the Board of the nominees for the Board recommended by the Roths or, absent such recommendation, for the Company's nominees for the Board and no others; (iii) not to conduct, encourage, solicit or in any way participate in, any solicitation of proxies or any election contest with respect to the Company; and (iv) not to encourage, solicit or in any way participate in the formation of any "person" (as defined in Section 13(d)(3) of the Exchange Act) which owns, or seeks to acquire beneficial ownership of the Company's voting stock. Further, the Roths have agreed to vote their Common Stock for two persons designated by CEW Partners and Martin Trust and reasonably satisfactory to the Roths for election to the Board. CEW Partners and Martin Trust have named Geoffrey J. Colvin and Terence J. Conklin as such designees, each of whom has served as a director of the Company since 1996 pursuant to the agreement dated August 30, 1996 and described below. The Voting Agreement expires on the earliest of (i) March 31, 2000, (ii) Edwin
M. Roth no longer being the Chief Executive Officer of the Company, or (iii) mutual agreement of the parties thereto.

         The Voting Agreement provides that neither CEW Partners nor Martin Trust, on the one hand, and neither of the Roths, on the other hand, may sell their shares or New Notes without extending to the others the right to purchase such shares or New Notes on the same terms as those being offered by a third party. The Voting Agreement also restricts the transferability of shares or New Notes owned by CEW Partners and Martin Trust. Neither CEW Partners nor Martin Trust may sell, transfer, assign, grant an option with respect to or otherwise dispose of any shares, or New Notes (or enter into any agreement or understanding with respect to the foregoing) (a "Disposition") to any person or group (i) which has filed, or intends to file, a Schedule 13D or 13G with the SEC with respect to any class of shares of capital stock of the Company or (ii) is known to by either of them to be accumulating stock on behalf of or acting in concert with any person or group contemplated by clause (i) above. Notwithstanding the foregoing, CEW Partners and Martin Trust may make a Disposition pursuant to (i) a tender or exchange offer by a person other than CEW Partners and Martin Trust or their respective affiliates if such person has been approved by the Roths, (ii) a brokers' transaction meeting certain volume limitations, (iii) a bona fide pledge of shares to a major brokerage firm or financial institution or an affiliate thereof not affiliated with it for money borrowed, (iv) a transaction involving the Company, or (v) a transaction involving any one of their affiliates or a tax-exempt charitable institution, provided that any such transferee must agree to be bound by the terms of the Voting Agreement.

         In connection with the offering of the Original Notes, the Roths, CEW Partners and Martin Trust entered into an agreement dated August 30, 1996 pursuant to which the parties agreed to vote their common stock and any common stock they receive upon conversion of the Original Notes in the same manner as described above with respect to the Voting Agreement. This agreement also restricts the parties' transfer of common stock and Original Notes in the same manner as described above with respect to the Voting Agreement. This agreement contains termination provisions which are identical to those contained in the Voting Agreement.


                                  LEGAL MATTERS

         Certain matters with respect to the validity of the issuance of the New Notes offered hereby will be passed on for the Company by Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the Company. George N. Aronoff, the Secretary and a Director of the Company, is a partner of Benesch, Friedlander, Coplan & Aronoff LLP. As of October 22, 1998, Mr. Aronoff beneficially owned 39,074 shares of common stock.


                                     EXPERTS

         The audited financial statements of the Company incorporated by reference in this Prospectus and elsewhere in this Registration Statement, to the extent and for the periods indicated in their report, have been examined by Grant Thornton LLP, independent certified public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

===============================================             ===============================================

No person, salesperson or other individual has
been authorized to give any information or to
make any representation in connection with
this offering other than those contained in
this Prospectus and, if given or made, such
information or representations must not be                                       $1,800,000
relied upon as having been authorized by the
Company. This Prospectus does not constitute an
offer to sell, or a solicitation of an offer
to buy, any securities other than the registered
securities to which it relates in any
jurisdiction where, or to any person whom, it
is unlawful to make such offer or
solicitation. Neither the delivery of this                                   SPECIALTY CHEMICAL
Prospectus nor any sale made hereunder shall,                                  RESOURCES, INC.
under any circumstances, create an implication
that there has not been any change in the
facts set forth in this Prospectus or in the
affairs of the Company since the date hereof
or that the information contained herein is
correct as of any time subsequent to its date.


- - - - - - - - - - - - - - - - - - - - - - -                           6% CONVERTIBLE SUBORDINATED
                                                                              NOTES DUE 2008
              TABLE OF CONTENTS
              -----------------
                                         PAGE                                ----------------
                                         ----
                                                                                PROSPECTUS

                                                                             ----------------
Forward-Looking Statements...................2
Prospectus Summary...........................3
Risk Factors.................................10
Use of Proceeds..............................15
The Company..................................16
The Rights Offering..........................20
Description of Capital Stock.................27                               NOVEMBER ___, 1998
Description of the New Notes.................28
Price Range of Common Stock..................34
Dividend Policy..............................35
Certain Federal Income Tax
     Considerations..........................35
Plan of Distribution.........................39
The Allocation Agreement and
   Voting Agreement .........................39
Legal Matters................................41
Experts......................................41


===============================================             ===============================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Filing Fee -- Securities and Exchange Commission..........................  $    501
Subscription Agent Fees and Expenses......................................     8,000
Trustee Fees and Expenses.................................................     7,000
Accounting Fees and Expenses..............................................    10,000
Legal Fees and Expenses...................................................    75,000
Blue Sky Fees and Expenses................................................     1,000
Printing and Engraving Expenses...........................................    40,000
Miscellaneous Expenses....................................................    58,499

         Total Expenses ..................................................  $200,000

--------------

*All expenses other than the Securities and Exchange Commission filing fee are estimated.


All of the fees and other expenses of the Registration Statement will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe their conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted under similar standards set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the court shall deem proper.

         Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in the previous two paragraphs, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         Section 102(b)(7) provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

         The Restated Certificate of Incorporation of the Company provides that each person who is a party to or involved in any, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as exists or may be amended, but only to the extent that such amendment broadens the Company's indemnity powers, against all expense, liability and loss reasonably incurred by such person in connection therewith. The Restated Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

         The Company also maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)      EXHIBITS

                    4.1    --       Form of Indenture

                    4.2    --       Form of Note

                    4.3    --       Form of Subscription Certificate

                    4.4    --       Allocation Agreement among Edwin M. Roth, Corey B. Roth, CEW
                                    Partners and Martin Trust

                   *5.1    --       Opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the Company, regarding legality

                   12.1    --       Statement of Computation of Ratios

                   23.1    --       Consent of Grant Thornton LLP, independent public accountants for the Company

                  *23.2    --       Consent of Benesch, Friedlander, Coplan & Aronoff LLP (contained in the opinion to be filed as Exhibit 5.1 to this Registration
                                    Statement)

                   24.1    --       Power of Attorney (included in Part II of the Registration Statement)

                   99.1    --       Form of Agreement among CEW Partners, Martin Trust, Edwin M.
                                    Roth and Corey B. Roth regarding voting of Common Stock

                   99.2    --       Form of Subscription Agency Agreement between the Company and National
                                    City Bank, as Subscription Agent.

                   99.3    --       Agreement among the Company and Edwin M. Roth, CEW Partners and Martin Trust regarding refinancing of the three $500,000 subordinated bridge notes.

--------------

*To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

         A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 3rd day of November, 1998.

                                      SPECIALTY CHEMICAL RESOURCES, INC.



                                      By: /s/ Corey B. Roth
                                         -------------------------------------
                                         Corey B. Roth, President and Chief
                                         Operating Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each appoints Corey B. Roth and David F. Spink, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments), and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Dated: November 3, 1998                 /s/ Edwin M. Roth
                                        ----------------------------------------
                                        Edwin M. Roth
                                        Chairman of the Board, Chief
                                        Executive Officer and Director
                                        (Principal Executive Officer)


Dated: November 3, 1998                 /s/ Corey B. Roth
                                        ----------------------------------------
                                        Corey B. Roth
                                        President, Chief Operating Officer and
                                        Director


Dated: November 3, 1998                 /s/ David F. Spink
                                        ----------------------------------------
                                        David F. Spink
                                        Vice President, Chief Financial
                                        Officer and Treasurer (Principal
                                        Financial and Accounting Officer)


Dated: November 3, 1998                 /s/ George N. Aronoff
                                        ----------------------------------------
                                        George N. Aronoff
                                        Director


Dated: November 3, 1998                 /s/ Victor Gelb
                                        ----------------------------------------
                                        Victor Gelb
                                        Director

Dated: November 3, 1998                 /s/ Lionel N. Sterling
                                        ----------------------------------------
                                        Lionel N. Sterling
                                        Director


Dated: November 3, 1998                 /s/ Terence J. Conklin
                                        ----------------------------------------
                                        Terence J. Conklin
                                        Director


Dated: November 3, 1998                 /s/ Geoffrey J. Colvin
                                        ----------------------------------------
                                        Geoffrey J. Colvin
                                        Director

                                  EXHIBIT INDEX


   EXHIBIT                                                                                                PAGE
   NUMBER     EXHIBIT DESCRIPTION                                                                        NUMBER
   ------     -------------------                                                                        ------

    4.1  --   Form of Indenture................................................................................

    4.2  --   Form of Note ....................................................................................

    4.3  --   Form of Subscription Certificate.................................................................

    4.4  --   Form of Allocation Agreement among Edwin M. Roth, Corey B. Roth,
              CEW Partners and Martin Trust....................................................................

   *5.1  --   Opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the Company, regarding legality..............................................................

   12.1  --   Statement of Computation of Ratios...............................................................

   23.1  --   Consent of Grant Thornton LLP, independent public accountants for the Company....................

  *23.2  --   Consent of Benesch, Friedlander, Coplan & Aronoff LLP (contained in the opinion to be filed as Exhibit 5.1)..............................................................

   24.1  --   Power of Attorney (included in Part II of the Registration Statement)............................

   99.1  --   Form of Agreement, as amended, among CEW Partners, Martin Trust,
              Edwin M. Roth and Corey B. Roth regarding voting of Common Stock.................................

   99.2  --   Form of Subscription Agency Agreement between the Company and
              National City Bank, as Subscription Agent........................................................

   99.3  --   Agreement among the Company and Edwin M. Roth, CEW Partners and Martin
              Trust regarding refinancing of the three $500,000 subordinated bridge notes.


---------------

*    To be filed by amendment.